Exhibit 99.1

NEW MEMBERS NOMINATED FOR BOARD OF DIRECTORS

AUSTIN, Minn.—Oct. 1, 2007—Hormel Foods Corporation (NYSE:HRL) today announced the addition of three new members to the Hormel Foods Corporation Board of Directors of the Austin, Minn., based multinational consumer foods company.

Terrell “Terry” K. Crews, Jody H. Feragen and Ronald D. Pearson were elected at the Board of Directors meeting held Oct. 1. Crews, Feragen and Pearson were nominated to fill the seats created by the retirements of long-time Board members John R. Block, Peter Gillette Jr. and Michael J. McCoy. Block became a director in 1997; Gillette became a director in 1996; and McCoy became a director in 2000.

“Our company has benefited greatly from the invaluable leadership and insight provided by John, Peter and Mike,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “We wish them the very best in their retirements.”

Crews, 52, is the executive vice president and chief financial officer of Monsanto Company, headquartered in St. Louis, Mo. In his 30-year career with Monsanto, he has served in a variety of financial leadership roles, including controller for Latin America, finance lead for Monsanto’s Asia Pacific operations, general auditor of Monsanto and chief financial officer of the Monsanto Global Seed Group. He was appointed to his current position in March 2000.

Feragen, 51, is senior vice president and chief financial officer of Hormel Foods Corporation. She joined the company in 2000 as treasurer, assuming the title of vice president and treasurer in 2001. She was promoted to vice president of finance and treasurer in 2005, and was named senior vice president and chief financial officer in 2007. Prior to joining Hormel Foods, she was assistant treasurer for National Computer Systems.

Pearson, 67, is chairman emeritus of Hy-Vee, Inc., headquartered in West Des Moines, Iowa. Pearson started with Hy-Vee in 1960 as a part-time employee during college, and over his career served as store manager in Cedar Falls, Iowa; district manager; assistant vice president; vice president, retail operations; and executive vice president. In 1983, he was elected president and chief operating officer, and in 1989, he was elected chief executive officer, chairman of the board and president. He is past chair of the Food Marketing Institute (FMI) and serves on its board of directors and executive committee.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past eight years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.